EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: Fred Zinn, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW INDUSTRIES EXPANDS RV PRODUCT LINE

White Plains, New York – September 1, 2010 – Drew Industries Incorporated (NYSE:DW) today reported that its wholly owned subsidiary, Lippert Components, Inc., has expanded its line of RV products and services.

Chassis Customization
On Aug. 30, Lippert Components acquired the operating assets of Sellers Mfg., Inc., which modifies chassis primarily for producers of Class A and Class C Motorhome RVs, transit buses, and specialized commercial trucks. Automotive manufacturers of these types of chassis produce standard-length chassis, and Sellers Mfg. customizes the chassis lengths to meet the particular needs of motorhome, transit bus and specialized commercial truck producers. The chassis modification process requires an array of fabricated steel parts that are within Lippert Components’ existing capabilities, which will eliminate the need for outsourcing. In addition, Sellers Mfg. manufactures the patented E-Z CruiseTM, a suspension enhancement system for transit buses and Class C Motorhomes, which improves the vehicle’s ride performance.

“We expect that our long-standing relationships with producers of motorhomes and transit buses will enable us to expand Sellers Mfg.’s customer base and market share, and increase our penetration into these markets. The Sellers Mfg. facility, which we are leasing, is large enough to allow us to grow this operation and meet increasing demand,” said Scott Mereness, President of Lippert Components.

“The regional market for customizing motorhome chassis currently exceeds $15 million annually, and we are excited about the opportunities this new capability presents,” said Todd Driver, National Operations Director of Lippert Components. “Working with Sellers Mfg.’s experienced team, our goal is to capture a significant share of this market and increase our sales of related products for motorhomes.”

Advanced RV Locking System
In an unrelated transaction, Lippert Components entered into a license for the exclusive right to manufacture and sell the patent-pending RVLOCKTM, a remotely operated locking system for towable RV entry doors (www.rvlock.com).

“This sleek new battery-operated system integrates the remote features into the door handle and eliminates the need for multiple parts which are currently necessary, reducing warranty exposure. RVLOCKTM also eliminates the need for hard-wiring to the vehicle’s electrical system,” said Jason Lippert, CEO of Lippert Components. “We estimate that during 2010 approximately 270,000 towable RV entry doors will be produced by the industry. Each year, more and more remote locking systems are used on RV entry doors. In addition, we plan to market entry doors with the RVLOCKTM to the equestrian and cargo trailer industries. The easy installation, enhanced security, and contemporary styling of the RVLOCKTM will allow us to continue as the leading manufacturer of RV entry doors. We believe that RVLOCKTM is the most advanced locking system available and that it will appeal to both RV manufacturers and retail customers,” added Jason Lippert. “We look forward to continuing to work with the inventors of RVLOCKTM, who have agreed to make other innovative related products available to us.”

Fred Zinn, President and CEO of Drew Industries, said “The acquisitions of these new products and services continue our history of successfully increasing our RV content per unit, a critical component of our long-term strategy. The initial cost of these transactions aggregated less than $1 million, which was paid from available cash. Future royalties on the RVLOCKTM will be based on sales.”

About Drew
Drew, through its wholly owned subsidiaries, Lippert Components and Kinro, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 25 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and steel-based components), availability of credit for financing the retail and wholesale purchase of recreational vehicles (“RVs”), availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed RVs, the disposition into the market by the Federal Emergency Management Agency (“FEMA”), by sale or otherwise, of RVs purchased by FEMA, sales declines in the RV industry, the financial condition of our customers, the financial condition of retail dealers of RVs, retention of significant customers, interest rates, and oil and gasoline prices. In addition, national and regional economic conditions and consumer confidence affect the retail sale of RVs.

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